Exhibit 99.1

LETTER TO THE SECURITIES AND EXCHANGE COMMISSION REGARDING REPRESENTATIONS MADE BY ARTHUR ANDERSEN LLP


March 29, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408


Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

Network Commerce Inc. has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of Network Commerce Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to the audit.


Very truly yours,




/s/ N. Scott Dickson
N. Scott Dickson
Chief Financial Officer